CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-272221 on Form S-8 of Burke & Herbert Financial Services Corp. of our report dated March 22, 2024 relating to the consolidated financial statements of Burke & Herbert Financial Services Corp., appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP
Crowe LLP

Washington, D.C.
March 22, 2024